Exhibit 10.40

TREEHOUSE FOODS, INC.
EXECUTIVE SEVERANCE PLAN

(As Amended and Restated as of February 21, 2014)

WHEREAS, TreeHouse Foods, Inc. (the "Company") originally established the TreeHouse Foods, Inc. Executive Severance Plan, effective May 1, 2006 (the "Plan");

WHEREAS, the Plan was amended and restated effective January 1, 2008, and again effective January 1, 2012;

WHEREAS, the Plan contains severance provisions for involuntary terminations by the Company without Cause or for voluntary terminations by the executive for Good Reason;

WHEREAS, the Plan provides severance benefits to certain employees of the Company and subsidiaries thereof, as identified in Appendix A (the "Executive" or "Executives");

WHEREAS, the Plan shall not be applicable to employees of the Company (or any subsidiary thereof) whose employment is subject to an employment agreement, unless such agreement expressly states that such employee shall be eligible to participate in the Plan;

WHEREAS, the Company has determined that it is desirable to make certain clarifying changes to the Plan and to update the list of Executives, and each such Executive’s Tier, set forth in Appendix A.

NOW, THEREFORE, the Plan is hereby amended and restated in its entirety effective as of February 21, 2014 and it supersedes all prior plans, policies and practices of the Company (or any subsidiary thereof); and, for the Executives listed on Appendix A, the Plan is the only severance program for such Executives.

1.           Definitions.

(a)           "Base Salary" means the regular annual rate of base salary in effect on the Executive's date of termination (or on the date of a Change of Control, if such amount is greater).

(b)           "Cause" means:

(i) Executive's conviction of a felony or the entering by Executive of a plea of nolo contendere to a felony charge;

(ii) Executive's gross neglect or willful and intentional gross misconduct in the performance of, or willful, substantial and continual refusal by Executive to perform, the duties, responsibilities or obligations assigned to Executive; or

(iii) a material breach by Executive of the Code of Ethics applicable to employees of the Company (or any subsidiary), as in effect from time to time.

(c)           "Change of Control" means the occurrence of any of the following events following the Effective Date:

(i) any "person" (as such term is used in Section 13(d) of the Exchange Act, but specifically excluding the Company, any wholly-owned subsidiary of the Company and/or any employee benefit plan maintained by the Company or any wholly-owned subsidiary of the Company) becomes the "beneficial owner" (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

(ii) individuals who currently serve on the Board, or whose election to the Board or nomination for election to the Board was approved by a vote of at least two thirds (2/3) of the directors who either currently serve on the Board, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

(iii) the Company or any subsidiary of the Company shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity (or its ultimate parent, if applicable) outstanding immediately after such merger or consolidation; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, or such a plan is commenced.

(d)           "Code" means the Internal Revenue Code of 1986, as amended.

(e)           "Earned Compensation" means the sum of:

(i)           any Base Salary earned, but unpaid, for services rendered to the Company (or a subsidiary) on or prior to the Executive's date of termination, which shall be payable in a lump sum no later than the Company's next regularly scheduled payroll date following the Executive's date of termination;

(ii)           any annual Incentive Compensation payable for services rendered in the calendar year preceding the calendar year in which the Executive's date of termination occurs that has not been paid on or prior to the Executive's date of termination (other than Base Salary and Incentive Compensation that has been deferred, if any, pursuant to Executive's election), and which is paid at the time all other executives are paid with respect to such calendar year and payable under the terms of the applicable underlying incentive plan; provided that Executive’s entitlement to such payment is governed solely by the terms of the applicable underlying incentive plan with the sole exception that, in the event of a termination of the Executive without Cause and which entitles the Executive to payment under Section 4(a) hereof (i.e., following a Change of Control), "Earned Compensation" shall include any annual Incentive Compensation payable for services rendered in the calendar year preceding the calendar year in which the Executive's date of termination occurs, notwithstanding any requirement that the Executive be in active employment on the date such Incentive Compensation is paid or any other terms of the applicable incentive plan to the contrary;

(ii) any accrued but unused vacation days paid in accordance with the underlying program terms and conditions; and

(iv)           any business expenses incurred on or prior to the date of the Executive's termination that are eligible for reimbursement in accordance with the Company's (or the subsidiary's, as applicable) expense reimbursement policies as then in effect.

(f)           "Good Reason" means a termination of Executive's employment by Executive within ninety (90) days following:

(i)           a material reduction in Executive's annual Base Salary or Target Incentive Compensation opportunity; or

(ii)           a material reduction in Executive's duties and responsibilities or the assignment to Executive of duties and responsibilities which are materially inconsistent with Executive's duties or which materially impair Executive's ability to function in his/her current position.

Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason:

(A)           if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason; or

(B)           unless Executive shall have delivered a written notice to

(I)           the Chief Executive Officer with respect to any Executive with a title of Senior Vice President or higher; or

(II)           any officer with the title of Senior Vice President or higher with respect to an Executive not covered by Subclause (I) immediately above,

within sixty (60) days of his/her having actual knowledge of the occurrence of one of these such events stating that he/she intends to terminate his/her employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within ten (10) days of the receipt of such notice.

(g)           "Incentive Compensation" means with respect to any calendar year, the annual incentive bonus paid or payable under any applicable plan or program of the Company (or a subsidiary) providing for incentive compensation.

(h)           "Key Employee" means a "specified employee" as such term is defined under Code Section 409A and the regulations issued thereunder.

(i)           "Severance Period" means the period of time over which payments are made pursuant to Sections 3(b) or 4(a) hereof, as identified in Appendix A with respect to each eligible Executive.

(j)           "Target Incentive Compensation" means with respect to any calendar year, the annual incentive bonus the Executive would have been entitled to receive under any applicable plan or program of the Company (or of a subsidiary) providing for incentive compensation (A) had he/she remained employed by the Company (or a subsidiary) until the date required to receive such payment under the terms of the applicable plan; and (B) had the performance level designated as “target” been met in that calendar year (regardless of what performance level is actually achieved in such calendar year) – meaning, for the avoidance of doubt, one hundred percent (100%), and no more or less, of participant’s target incentive bonus.

(k)           “Vested Benefits" means amounts which are vested or which the Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries (collectively referred to as the “Benefit Plans”), at or subsequent to the date of his/her termination without regard to the performance by Executive of further services or the resolution of a contingency and payable in accordance with applicable law and the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued.

2.           Eligibility.  The Plan is available to those Executives identified in Appendix A, as such may be amended from time to time by the Compensation Committee, or its duly authorized designee, in its sole discretion.

3.           Benefits upon Certain Terminations.

(a)           Termination for Any Reason.  In the event of the termination of Executive's employment for any reason, Executive shall be entitled to:

(i)           any Earned Compensation as of the date of termination; and

(ii)           Vested Benefits, if any.

Nothing in this Plan shall amend or modify the terms of any Benefit Plan(s). No additional termination benefits shall be paid or payable to or in respect of the Executive pursuant to this Plan unless such Executive qualifies for payment under Section 3(b) or 4(a) hereof.

(b)           Involuntary or Constructive Termination. If the Executive's employment with the Company (or a subsidiary, as applicable) is terminated by the Company (or the subsidiary, as applicable) without Cause, or the Executive has Good Reason to terminate employment, the Executive shall be entitled to the following payments and other benefits (in addition to the payments under Section 3(a) hereof):

(i)           Salary Continuation.  Executive shall receive salary continuation payments in an amount equal to one (1) times (or such other multiple as may be specifically identified with respect to a particular Executive in Appendix A) the Executive's Base Salary (the “Salary Continuation”).  As permitted pursuant to Treasury Regulation Section 1.409A-l(b)(9)(iii), such Salary Continuation amount shall be payable as follows:

(A)           an amount equal to the lesser of:

(I)           fifty percent (50%) of Executive's annual Base Salary as of his/her date of termination; or

(II)           two (2) times the compensation limit of Code Section 40l(a)(17) (i.e., $500,000 for 2012)

shall be paid to Executive equally (or approximately equally) over the number of pay periods between his/her date of termination and the seventh month anniversary of Executive's date of termination in accordance with the Company's (or the subsidiary's, as applicable) standard payroll practices; and

(B)           an amount equal to the Executive's Salary Continuation reduced by the amount paid to Executive under Clause (A) immediately above shall be paid to Executive equally (or approximately equally) over the number of pay periods between his/her seventh month anniversary of his/her date of termination and the final month anniversary of his/her date of termination through which Salary Continuation is available (e.g., one times Base Salary is available for twelve (12) months, two times Base Salary is available for twenty-four (24) months, etc.) in accordance with the Company's (or the subsidiary's, as applicable) standard payroll practices; and

(ii)           Target Incentive Pay.  Executive shall receive Target Incentive Pay in an amount equal to one (1) times (or such other multiple as may be specifically identified with respect to a particular Executive in Appendix A) the Executive's Target Incentive Compensation for the calendar year which includes his/her date of termination. Target Incentive Pay shall be paid in a single lump-sum payment paid at the time all active executives are paid with respect to the respective calendar year in accordance with the underlying incentive plan terms and conditions.  Notwithstanding anything to the contrary, Tier III Executives shall not be eligible to receive Target Incentive Pay.

(iii)           Medical Benefits.  The Company will provide comparable medical (including prescription drug), dental, hospitalization and life insurance benefits, as applicable, to the Executive and his/her eligible dependents for the Severance Period, provided the Executive continues to pay the applicable employee rate for such coverage and the Executive formally and timely elects continuation coverage pursuant to the materials that will be provided to Executive by the Company (or its designee for such purpose) under separate cover; provided, however, that the Company may, in its sole discretion, require the Executive to pay the total premium (employee and Company portion) for such benefits to the benefits provider in order to continue any or all such benefits coverage.  In such event, the Company may, to the extent permitted by applicable law, make monthly or other lump sum cash payments to Executive equal to the Company’s share of premiums for any such benefits (as are normally paid by the Company on behalf of similarly-situated actively employed executives of the Company).   Executive's coverage shall continue until the earlier of:

(A)           the last day of the Severance Period;

(B)           Executive's death (provided that benefits provided to Executive's spouse and dependents shall not terminate upon Executive's death); or

(C)           the date, or dates, he/she receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverages and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit basis).

If the Executive's coverage under this subparagraph (iii) terminates due to any event or occurrence other than Clauses (A), (B) or (C) above, the Company shall provide Executive with a lump-sum payment in an amount equal to the number of remaining months of coverage to which he/she is entitled times the then-applicable Company portion of the premium for the relevant benefit plan in which Executive participated. Such lump sum amount will be paid during the second month following the month in which such coverage expires.  Any such coverage provided by the Company shall be provided under the benefit plan(s) applicable to employees of the Company (or the subsidiary, as applicable) in general and shall be subject to the terms of such plan(s), as such terms may be amended by the Company in its sole discretion from time to time. In the case of any coverage or plan to which the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) would apply, any continuation of such coverage shall run concurrently with any period of continuation coverage required under COBRA and shall otherwise be provided in accordance with COBRA and the regulations issued thereunder.  Nothing in this Agreement shall amend or modify the terms of any plan, contract or program providing for medical, prescription drug, dental, hospitalization and/or life insurance benefits.

4.           Benefits upon Change of Control and Termination.

(a)           Payments Following a Change of Control.   In lieu of the payments due under Section 3(b) hereof, in the event the Executive's employment with the Company is terminated by reason of a termination without Cause or termination for Good Reason within the twenty-four (24) month period immediately following a Change of Control, the Executive shall be entitled to the following payments and other benefits (in addition to the payments under Section 3(a) hereof):

(i)           Severance Payment.  Executive shall receive an amount equal to one (1) times (or such other multiple as may be specifically identified with respect to a particular Executive in Appendix A relating to a Change of Control) the sum of:

(A)           the Executive's Base Salary, plus

(B)           the Executive's Target Incentive Compensation

(collectively, the “Severance Payment”).  As permitted pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), such Severance Payment amount shall be payable as follows:

(I)           an amount equal to the lesser of:

(1)           fifty percent (50%) of Executive's annual Base Salary as of his/her date of termination; or

(2)           two (2) times the compensation limit of Code Section 401(a)(17) (i.e., $500,000 for 2012)

shall be paid to Executive equally (or approximately equally) over the number of pay periods between his/her date of termination and the seventh month anniversary of Executive's date of termination in accordance with the Company's (or the subsidiary's, as applicable) standard payroll practices; and

(II)           an amount equal to the Executive's Salary Continuation (which but for the Change of Control would have been paid pursuant to Section 3(b) hereof) reduced by the amount paid to Executive under Subclause (I) immediately above shall be paid to Executive equally (or approximately equally) over the number of pay periods between his/her seventh month anniversary of his/her date of termination and the final month anniversary of his/her date of termination through which Salary Continuation would have been available to Executive pursuant to Section 3(b) hereof but for the Change of Control (e.g., one times Base Salary is available for twelve (12) months, two times Base Salary is available for twenty-four (24) months, etc.) in accordance with the Company's (or the subsidiary's, as applicable) standard payroll practices; and

(III)           the remainder, which is an amount equal to the Severance Payment reduced by the amount paid to Executive under Subclauses (I) and (II) immediately above, shall be paid to Executive in a lump sum no later than the seventh month anniversary of his/her date of termination;

(ii)            Medical Benefits.  The Company will provide comparable medical (including prescription drug), dental, hospitalization and life insurance benefits, as applicable, to the Executive and his/her eligible dependents for the Severance Period, provided the Executive continues to pay the applicable employee rate for such coverage and the Executive formally and timely elects continuation coverage pursuant to the materials that will be provided to Executive by the Company (or its designee for such purpose) under separate cover; provided, however, that the Company may, in its sole discretion, require the Executive to pay the total premium (employee and Company portion) for such benefits to the benefits provider in order to continue any or all such benefits coverage.  In such event, the Company may, to the extent permitted by applicable law, make monthly or other lump sum cash payments to Executive equal to the Company’s share of premiums for any such benefits (as are normally paid by the Company on behalf of similarly-situated actively employed executives of the Company).  Executive's coverage shall continue until the earlier of:

(A)           the last day of the Severance Period;

(B)           Executive's death (provided that benefits provided to Executive's spouse and dependents shall not terminate upon Executive's death); or

(C)           the date, or dates, he/she receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverages and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit basis).

If the Executive's coverage under this subparagraph (ii) terminates due to something other than Clauses (A), (B) or (C) immediately above, the Company shall provide Executive with a lump sum payment in an amount equal to the number of remaining months of coverage to which he/she is entitled times the then-applicable Company portion of the premium for the relevant benefit plan in which Executive participated. Such lump sum amount will be paid during the second month following the month in which such coverage expires. Any such coverage provided by the Company shall be provided under the benefit plan(s) applicable to employees of the Company (or the subsidiary, as applicable) in general and shall be subject to the terms of such plan(s), as such terms may be amended by the Company in its sole discretion from time to time. In the case of any coverage or plan to which the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) would apply, any continuation of such coverage shall run concurrently with any period of continuation coverage required under COBRA and shall otherwise be provided in accordance with COBRA and the regulations issued thereunder.  Nothing in this Agreement shall amend or modify the terms of any plan, contract or program providing for medical, prescription drug, dental, hospitalization and/or life insurance benefits.

(b)	Parachute Excise Tax – No Gross-Up Payment; Possible Reduction of Payments.

(i)           If it is determined that any amount or benefit to be paid or payable to Executive under this Plan or otherwise in conjunction with Executive’s employment (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise in conjunction with Executive’s employment) would give rise to liability of Executive for the excise tax imposed by Section 4999 of the Code, as amended from time to time, or any successor provision (the “Excise Tax”), then the amount or benefits payable to Executive (the total value of such amounts or benefits, the “Payments”) shall be reduced by the Company to the extent necessary so that no portion of the Payments to Executive is subject to the Excise Tax; provided, however, such reduction shall be made only if it results in Executive retaining a greater amount of Payments on an after-tax basis (taking into account the Excise Tax and applicable federal, state, and local income and payroll taxes).  In the event Payments are required to be reduced pursuant to this Section 4(b), they shall be reduced in the following order of priority in a manner consistent with Section 409A of the Code: (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rata among all remaining Payments and benefits.

(ii)        The independent public accounting firm serving as the Company's auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Executive (the “Accountants”) shall make in writing in good faith all calculations and determinations under this Section 4(b), including the assumptions to be used in arriving at any calculations.  For purposes of making the calculations and determinations under this Section 4(b), the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code.  The Company and Executive shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 4(b).  The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.

5.           Conditions and Limitations on Severance Payments.  The following conditions and limitations shall apply to all severance benefits payable under this Plan and all severance payments under the Plan shall be specifically conditioned upon the Executive's satisfaction of the conditions noted:

(a)           Full Discharge of Company Obligations.  The amounts payable to Executive under this Plan following termination of his/her employment (including amounts payable with respect to Vested Benefits) shall be in full and complete satisfaction of Executive's rights under this Plan and any other claims he/she may have in respect of his/her employment by the Company or any of its subsidiaries other than claims for common law torts or under other contracts between Executive and the Company or its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive's receipt of such amounts, the Company and all its subsidiaries shall be released and discharged from any and all liability to Executive in connection with this Plan or otherwise in connection with Executive's employment with the Company and its subsidiaries and, as a condition to payment of any such amounts that are in excess of the Earned Compensation and the Vested Benefits following the date of termination, Executive shall execute (and not revoke) a valid release to be prepared by the Company pursuant to which the Executive agrees to release the Company and all related entities and persons, to the maximum extent permitted under applicable law, from any and all claims Executive may have against the Company and/or any of its related entities and persons that relate to or arise out of the employment or termination of employment of the Executive, except any claims or rights which cannot be waived by law.

(b)           No Mitigation; No Offset.  In the event of any termination of employment that entitles the Executive to a payment or payments under this Plan, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Plan on account of any remuneration attributable to any subsequent employment that he/she obtains, except as may be applied pursuant to COBRA or other applicable law respecting the continuation of benefits.

(c)           Company Property.  Promptly following termination of Executive's employment, Executive shall return to the Company all property of the Company or any subsidiary, and all copies thereof in Executive's possession or under his/her control, except that Executive may retain his/her personal notes, diaries, Rolodexes, calendars and correspondence.

(d)           Confidentiality. Without the prior written consent of the Company, except:

(i)           in the course of carrying out his or her duties hereunder; or

(ii)           to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency,

Executive shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of Executive's breach of this Section 6(d)).

(e)           Non-Solicitation of Employees. During Executive's employment with the Company, and any subsidiary thereof, and during the twelve (12) month period following any termination of Executive's employment for any reason, Executive shall not, except in the course of carrying out his/her duties hereunder, directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.

(f)           Non-Disparagement. Executive shall not disparage, slander or injure the business reputation or goodwill of the Company (or any subsidiary) in any material way, including, by way of illustration, through any contact with vendors, suppliers, employees or agents of the Company (or any subsidiary) which could harm the business reputation or goodwill of the Company (or any subsidiary).

(g)           Confidentiality of Payments under the Plan. Executive shall keep all aspects of this Plan not otherwise currently publicly available, including but not limited to the fact, amount and/or duration of any payment under this Plan, strictly confidential, except that Executive may make necessary disclosures to his/her attorney(s) or tax advisor(s) that are retained to advise Executive in connection with amounts paid under this Plan.

(h)           Remedies. To the extent permitted by law, if the Company determines that the Executive has engaged in any of the restricted activities referenced in this Section 5, the Company will immediately cease any unpaid salary continuation, target incentive compensation or other severance payments and will have the right to seek repayment of any such payments that have already been made.  In addition, the covenants and obligations of Executive with respect to confidentiality, Company property, non-competition, non-solicitation and non-disparagement relate to special, unique and extraordinary matters and a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Company shall be entitled to an injunction, restraining order or such other equitable relief restraining Executive from committing any violation of the covenants and obligations under the Plan. These injunctive remedies shall be cumulative and in addition to any other rights and remedies the Company has at law or in equity.

6.           Miscellaneous.

(a)           Survival.  Sections 5(d), (e), (f), (g) and (h) (relating to confidentiality, non- competition, non-solicitation, non-disparagement and remedies) and 6(p) (relating to governing law) shall survive the termination of this Plan.

(b)           Binding Effect.  This Plan shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of a merger, consolidation or reorganization involving the Company or a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Plan, either contractually or as a matter of law. In the event of a sale of assets as described in the preceding sentence, the Company shall use its reasonable best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. This Plan shall also inure to the benefit of Executive's heirs, executors, administrators and legal representatives and beneficiaries.

(c)           Inalienability; Assignment.  Except as provided under Section 6(b), in no event may any Executive sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan.  At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

(d)           Entire Plan.  This Plan document constitutes the entire understanding of the Company and the Executive with respect to the matters referred to herein.  With respect to Executives identified in Appendix A, this Plan supersedes all prior plans, policies and practices of the Company, including provisions of a prior employment agreement, if any, between the Executive and the Company (or a subsidiary) with respect to severance or separation pay for the Executive.  The Plan is the only severance program for such Executives.

(e)           Severability; Reformation. In the event that one or more of the provisions of this Plan shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of Sections 5(d), (e), (f), (g) or (h) is not enforceable in accordance with its terms, such Section(s) shall be interpreted or reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.

(f)           Waiver.  Waiver by any party hereto of any breach or default by the other party of any of the terms of this Plan shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Plan shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his/her rights hereunder on any occasion or series of occasions.

(g)           Administration.

(i)           Powers of Administrator.  The Plan is administered by the Compensation Committee of the Board of Directors of TreeHouse Foods, Inc.  The Plan Administrator has the power, in its sole discretion, to approve and interpret the Plan, to decide all matters under the Plan, including eligibility to participate and benefit entitlement, and to adopt rules and procedures it deems appropriate for the administration and implementation of the Plan.  The Plan Administrator's determinations and interpretations shall be conclusive and binding on all individuals.  In administering the Plan, the Plan Administrator may, at its option, employ compensation consultants, accountants, counsel and other persons to assist or render advice and other services, all at the expense of the Company.

(ii)           Authority to Delegate. The Plan Administrator may delegate all or part of its authority to such other person or persons as the Plan Administrator designates from time to time.  The Plan Administrator has delegated to the Senior Vice President (SVP), Administration, of the Company authority to determine eligibility under the Plan and authority over all aspects of day-to-day administration of the Plan (including but not limited review of claims for benefits). The actions of the SVP, Administration shall be final and binding on all employees and Participants.

(iii)           Indemnification.  The Company shall indemnify and hold harmless each of the members of the Compensation Committee and any employee to whom any of the duties of the Compensation Committee may be delegated, from and against any and all claims, losses, costs, damages expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by such member or such employee.  This indemnification shall be in addition to, and not in limitation of, any other indemnification of any such member or employee.

(h)           Claims. Any person that believes he/she is entitled to any payment under the Plan may submit a claim in writing to the Company.  Any such claim should be sent to TreeHouse Foods, Inc., Attention: Senior Vice President of Administration, 2021 Spring Road, Suite 600, Oak Brook, IL 60523.  If the claim is denied (either in full or in part), the claimant will be provided with written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will describe any additional information needed to support the claim.  The denial notice will be provided within 90 days after the claim is received.  If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period.

(i)           Appeal Procedure. If a claimant's claim is denied, the claimant may apply in writing to the Compensation Committee for a review of the decision denying the claim. The claimant then has the right to review pertinent documents and to submit issues and comments in writing.  The Compensation Committee will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant will be given written notice of the reason for the delay.

(j)           Source of Payments.  All payments under the Plan will be paid in cash (except with respect to the payment of Vested Benefits which will be paid in accordance with the terms of the applicable Benefit Plans) from the general funds of the Company; no separate fund will be established under the Plan and no assets will be segregated or set aside for the sole purpose of making payments under the Plan.  Any right of any person to receive any payment under the Plan will be no greater than the right of any other unsecured creditor of the Company.

(k)           No Expansion of Employment Rights.  Neither the establishment or maintenance of the Plan, the payment of any amount under the Plan, nor any action of the Company, or any subsidiary thereof, shall confer upon any individual any right to be continued as an employee nor any right or interest in the Plan other than as provided in the Plan.

(l)           Amendment and Termination.  The Company reserves the right, in its sole and absolute discretion, to amend or terminate the Plan, in whole or in part, for any reason or no reason, at any time and from time to time; provided, however, that no amendment or termination of the Plan shall take effect until the expiration of a six (6) month period from the date such amendment is adopted or such decision to terminate is made by the Board of Directors of the Company, or its duly authorized designee.  Any such amendment or termination may affect the benefits payable to an Executive.

(m)           Headings.  Headings to Sections in this Plan are for convenience only and are not intended to be part of or to affect the meaning or interpretation hereof.

(n)           Withholding.  Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

(o)           Governing Law.  This Plan shall be governed by the laws of the State of Illinois without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

IN WITNESS WHEREOF, TreeHouse Foods, Inc., by its duly authorized officer, has executed this Plan on the date indicated below.

TREEHOUSE FOODS, INC.

By:	/s/ Thomas E. O’Neill
Thomas E. O’Neill

Its:	General Counsel, Executive Vice President, Chief Administrative Officer

Date:	February 21, 2014

APPENDIX A

Tier I Executives

Title	Company	Regular Severance	Severance Period For Regular Severance	Change in Control Severance
Currently None	N/A	2x Base Salary 2x Target Incentive Compensation	24 months	3x Base Salary 3x Target Incentive Compensation

Tier II Executives

Title	Company	Regular Severance	Severance Period For Regular Severance	Change in Control Severance
Senior Vice President, Human Resources	TreeHouse Foods, Inc.	lx Base Salary lx Target Incentive Compensation	12 months	2x Base Salary 2x Target Incentive Compensation
Senior Vice President, Corporate Development	TreeHouse Foods, Inc.	lx Base Salary lx Target Incentive Compensation	12 months	2x Base Salary 2x Target Incentive Compensation

Tier III Executives
Title	Company	Regular Severance	Severance Period For Regular Severance	Change in Control Severance
Vice Presidents and Executive Vice Presidents (except any listed above in Tier I or Tier II)	TreeHouse Foods, Inc.	1x Base Salary	12 months	1x Base Salary 1x Target Incentive Compensation
Senior Vice Presidents (except any listed above in Tier I or Tier II)	TreeHouse Foods, Inc.	1x Base Salary	12 months	1x Base Salary 1x Target Incentive Compensation
Senior Vice Presidents (except any listed above in Tier I or Tier II)	Bay Valley Foods LLC	1x Base Salary	12 months	1x Base Salary 1x Target Incentive Compensation
Vice Presidents	Bay Valley Foods LLC	1x Base Salary	12 months	1x Base Salary 1x Target Incentive Compensation